As filed with the Securities and Exchange Commission on November 24, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE BOSTON BEER COMPANY, INC.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-3284048 (I.R.S. Employer Identification No.)

One Design Center Place, Suite 850

Boston, Massachusetts 02110

(Address of Principal Executive Offices)

The Boston Beer Company, Inc.

Employee Equity Incentive Plan

(Full title of the plan)

Frederick H. Grein, Jr., Esq.

Nixon Peabody LLP
100 Summer Street

Boston, Massachusetts 02110
(617) 345-1000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]       Accelerated filer [X]       Non-accelerated filer [  ]       Smaller reporting company [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $.01 par value, per share	812,500 Shares	$41.68 (2)	$33,865,000 (2)	$1,890

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock which become issuable under the stock option plan to which this registration relates by reason of any anti-dilution provisions, stock split, stock dividend, recapitalization or any other similar transaction effected or action taken without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Class A Common Stock.

(2)

Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.  The computation is based on the average high and low price of the registrant’s Class A Common Stock as reported on the New York Stock Exchange on November 18, 2009.

NOTE

This registration statement is being filed solely for the purpose of registering 812,500 additional shares of Class A Common Stock issuable pursuant to the Company's Employee Equity Incentive Plan (the "Plan"), which was originally adopted in 1995.  1,000,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. 333-148374), 500,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. 333-140250), 1,000,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. No. 333-85112), 1,000,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. No. 333-68531), and 1,687,500 shares issuable under the Plan were previously registered on Form S-8 (Reg. No. 33-01798) (together, the “Prior Registration Statements”).

Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the Prior Registration Statements, including the documents incorporated by reference therein, each to the extent not modified by this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Employee Equity Incentive Plan.

5.1	Opinion of Nixon Peabody LLP.

23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on November 24, 2009.

THE BOSTON BEER COMPANY, INC.

By	/s/ MARTIN F. ROPER
Martin F. Roper, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Martin F. Roper and C. James Koch and each of them acting without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARTIN F. ROPER	President, Chief Executive Officer and	November 24, 2009
Martin F. Roper	Director
(principal executive officer)

/s/ WILLIAM F. URICH	Chief Financial Officer and Treasurer	November 24, 2009
William F. Urich	(principal financial and accounting officer)

/s/ C. JAMES KOCH	Chairman and Director	November 24, 2009
C. James Koch

/s/ DAVID A. BURWICK	Director	November 20, 2009
David A. Burwick

/s/ PEARSON C. CUMMIN, III	Director	November 23, 2009
Pearson C. Cummin, III

/s/ CHARLES J. KOCH	Director	November 19, 2009
Charles J. Koch

/s/ JAY MARGOLIS	Director	November 20, 2009
Jay Margolis

/s/ GREGG A. TANNER	Director	November 20, 2009
Gregg A. Tanner

/s/ JEAN-MICHEL VALETTE	Director	November 23, 2009
Jean-Michel Valette